UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only(as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Under § 240.14a-12

MAXWELL SHOE COMPANY INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐    Fee paid previously with preliminary materials.

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MAXWELL SHOE COMPANY INC.

101 Sprague Street, P.O. Box 37

Readville (Boston), Massachusetts 02137-0037

March 30, 2004

Dear Stockholder:

You should have previously received a proxy statement and annual report for our upcoming 2004 Annual Meeting of Stockholders. The enclosed supplement to our proxy statement updates certain disclosures contained in those materials.

You will also be receiving, under separate cover, Maxwell Shoe Company Inc.’s Schedule 14D-9 which contains detailed reasons for your Board of Directors’ recommendation that you reject and not tender your shares pursuant to the offer by Jones Apparel Group, Inc. We urge you to read the Schedule 14D-9 carefully and in its entirety so that you will be fully informed as to the Board of Directors’ recommendation.

Your vote at the 2004 Annual Meeting of Stockholders is important. We encourage you to participate by voting your shares by telephone, internet or proxy card today. Your vote at the 2004 Annual Meeting is unrelated to Jones’s tender offer. If you have any questions regarding the Annual Meeting of Stockholders or the offer by Jones, please call MacKenzie Partners, Inc. Toll-Free at 1-800-322-2885 or call 1-212-929-5500 collect.

We appreciate your continued support of Maxwell Shoe Company.

Sincerely,

Mark Cocozza

Chairman and Chief Executive Officer

2004 Proxy Statement Supplement Dated March 30, 2004

Introduction

The information described below reflects recent changes and/or developments since Maxwell Shoe Company Inc. (the “Company”) first mailed its definitive proxy statement on Schedule 14A (the “2004 Proxy Statement”) to stockholders on or about March 10, 2004. The purpose of this filing is to update the disclosure contained in the 2004 Proxy Statement and to provide information regarding recent material developments.

Employment Agreements

Mr. Cocozza, the Chief Executive Officer and Chairman of the Board of Directors of the Company, entered into an employment agreement with the Company on August 30, 2000, as amended on September 11, 2003 (the “Cocozza Agreement”). On March 25, 2004, the Board of Directors of the Company approved Amendment No. 2 to the Cocozza Agreement, effective March 26, 2004 (the “Cocozza Amendment”). The Cocozza Agreement, as amended by the Cocozza Amendment, provides that, among other things, Mr. Cocozza may terminate his employment, and such termination would be deemed a termination by the Company other than for Cause (as defined in the Cocozza Agreement), if upon or following a Change of Control (as defined in the Cocozza Agreement), Mr. Cocozza is not the Chief Executive Officer and President of an issuer whose common shares are either listed on the New York Stock Exchange or quoted on the NASDAQ National Market. The Company will provide Mr. Cocozza and his spouse certain health benefits following his termination of employment with the Company until the age of 65 as well as long-term care insurance. In addition, if the Company terminates the Cocozza Agreement or terminates Mr. Cocozza without Cause during the period beginning on the date of the occurrence of certain events that could potentially lead to a Change of Control and ending on the date that is two years after a Change of Control directly or indirectly resulting from such events, Mr. Cocozza or his beneficiary, as the case may be, shall be entitled to receive additional compensation, including a lump-sum payment equal to three times Mr. Cocozza’s Average Annual Compensation (as defined in the Cocozza Agreement, as amended by the Cocozza Amendment). The Cocozza Amendment also clarifies Mr. Cocozza’s severance compensation upon termination by the Company other than for Cause or upon termination by the Company in connection with a Change of Control to provide that the severance compensation shall not take into account any income, value or other amount associated with the Company’s stock option plans or any grants or exercises thereunder, any exercises of warrants to purchase Company stock or any sales of securities acquired upon exercise or conversion of stock options or warrants. The Cocozza Amendment also reduces the non-competition period for Mr. Cocozza to 12 months and provides that the non-competition period will commence upon the earlier of the date of termination of Mr. Cocozza’s employment (other than due to expiration of the Cocozza Agreement), or, if a Change of Control has occurred, the earlier of the date that the Company enters into an agreement, the consummation of which would constitute a Change of Control, or the date that the Company or any person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change of Control.

Mr. Tinagero, the Company’s Chief Operating Officer, Executive Vice-President and Secretary, entered into an employment agreement with the Company effective August 31, 2003 (the “Tinagero Agreement”). On March 26, 2004, the Board of Directors of the Company approved Amendment No. 1 to the Tinagero Agreement, effective March 26, 2004 (the “Tinagero Amendment”). The Tinagero Agreement, as amended by the Tinagero Amendment, provides that, among other things, Mr. Tinagero may terminate his employment, and such termination would be deemed a termination by the Company other than for Cause (as defined in the Tinagero Agreement), if upon or following a Change of Control (as defined in the Tinagero Agreement), Mr. Tinagero is not the Chief Operating Officer and Executive Vice-President of an issuer whose common shares are either listed on the New York Stock Exchange or quoted on the NASDAQ National Market. In addition, if the Company terminates the Tinagero Agreement or terminates Mr. Tinagero without Cause during the period beginning on the date of the occurrence of certain events that could potentially lead to a Change of Control and ending on the date that is two years after a Change of Control directly or indirectly resulting from such events, Mr. Tinagero or his

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beneficiary, as the case may be, shall be entitled to receive additional compensation, including a lump-sum payment equal to three times Mr. Tinagero’s Average Annual Compensation (as defined in the Tinagero Agreement, as amended by the Tinagero Amendment). The Tinagero Amendment also clarifies Mr. Tinagero’s severance compensation upon termination by the Company other than for Cause or upon termination by the Company in connection with a Change of Control to provide that the severance compensation shall not take into account any income, value or other amount associated with the Company’s stock option plans or any grants or exercises thereunder, any exercises of warrants to purchase Company stock or any sales of securities acquired upon exercise or conversion of stock options or warrants. The Tinagero Amendment also provides that the non-competition period will commence upon the earlier of the date of termination of Mr. Tinagero’s employment (other than due to expiration of the Tinagero Agreement), or, if a Change of Control has occurred, the earlier of the date that the Company enters into an agreement, the consummation of which would constitute a Change of Control, or the date that the Company or any person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change of Control.

Management Retention Plan

The Management Retention Plan of Maxwell Shoe Company Inc. (the “Retention Plan”), was adopted by the Board of Directors on March 25, 2004. The Retention Plan covers approximately 31 key management employees and officers of the Company, including John F. Kelly, the Company’s Vice President of Operations, and Roger W. Monks, the Company’s Vice President, Corporate Services, who are both executive officers of the Company. Messrs. Cocozza, Tinagero and Richard J. Bakos, Vice President, Finance and Chief Financial Officer of the Company, are ineligible to participate in the Retention Plan.

The Retention Plan was adopted in order to reinforce and encourage continued attention and dedication of key employees to their assigned duties without the distraction arising from the possibility of a change of control. The Retention Plan provides participants with certain severance benefits upon Involuntary Termination (as defined in the Retention Plan) of employment within the two-year period following a Change of Control (as defined in the Retention Plan). Such severance benefits include a severance payment ranging from 50% to 200% of the participant’s annual salary plus annual bonus and limited benefits continuance for a term ranging from six months to two years. Each of Messrs. Kelly and Monks would be entitled to a severance payment of 200% of his annual salary plus annual bonus and continued benefits for two years. The participants in the Retention Plan are entitled to the greater of the after-tax amount of severance or severance-type benefits to which he or she may be entitled pursuant to the Retention Plan or any other Company-sponsored plan, practice or arrangement. The Retention Plan expires on December 31, 2005, unless earlier terminated by the Board of Directors or unless a Change of Control has previously occurred, in which case, the Retention Plan will terminate on the date that all obligations of the Company under the Retention Plan have been satisfied. The Board of Directors may also extend the term of the Retention Plan.

Important Additional Information

Maxwell Shoe Company Inc. is soliciting proxies for use at the 2004 Annual Meeting of Stockholders, or at any adjournment or postponement thereof, to vote in favor of the slate of directors nominated by the Board of Directors and to vote on any other matters that properly come before the 2004 Annual Meeting of Stockholders. Maxwell Shoe Company Inc. has filed a 2004 Proxy Statement with the Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for the 2004 Annual Meeting of Stockholders.

Maxwell Shoe Company Inc. has filed a Solicitation/Recommendation Statement on Schedule 14D-9 regarding the tender offer received from MSC Acquisition Corp., an indirect, wholly-owned subsidiary of Jones Apparel Group, Inc. Stockholders should read the Schedule 14D-9 and the 2004 Proxy Statement (including any amendments to such documents) because these documents contain important information. The 2004 Proxy Statement, the Schedule 14D-9 and other public filings made by Maxwell Shoe Company Inc. with the SEC are available without charge from the SEC’s website at www.sec.gov and from Maxwell Shoe Company Inc. at www.maxwellshoe.com.

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DETACH HERE

PROXY	MAXWELL SHOE COMPANY INC.	PROXY

CLASS A COMMON STOCK

ANNUAL MEETING OF STOCKHOLDERS

April 8, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, the accompanying Proxy Statement for the 2004 Annual Meeting and the 2004 Proxy Statement Supplement, and revoking all prior proxies, constitutes and appoints MARK J. COCOZZA and JAMES J. TINAGERO and each of them (and, if two or more of them act hereunder, by action of a majority of them), attorneys and proxies of the undersigned and to vote all shares of Class A Common Stock, $.01 par value, of Maxwell Shoe Company Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at 10:00 a.m. (local time) on April 8, 2004 at the offices of FleetBoston Financial, 100 Federal Street, Boston, Massachusetts, and at any adjournment or postponement thereof. All proxies shall be voted as directed, or if no direction is given, for the nominees and for the proposal named and listed in Item 2 on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED IN THE PROXY STATEMENT, AND ACCORDING TO THE JUDGMENT OF THE PROXIES WITH RESPECT TO ITEM 2.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please date and sign exactly as your name or names appear hereon. If more than one registered owner, all should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should indicate their fiduciary capacity or full title when signing.

HAS YOUR ADDRESS CHANGED?

MAXWELL SHOE COMPANY INC.

C/O EQUISERVE

P.O. BOX 9398

BOSTON, MA  02205-9398

DETACH HERE

☒	Please mark votes as in this example.

The Board of Directors recommends a vote FOR Proposal 1 and FOR Item 2.

1.	Election of Directors.

(1) Mark J. Cocozza             (4) Malcolm L. Sherman

(2) James J. Tinagero          (5) Anthony J. Tiberii

(3) Stephen A. Fine

☐	FOR ALL NOMINEES

☐	WITHHELD FROM ALL NOMINEES

☐

                        For all nominees except as noted above

2.	In the discretion of the proxy holders with respect to any other matter which may properly come before the 2004 Annual Meeting and at any adjournment or postponement thereof. The Board of Directors is presently not aware of any other matters that will be presented at the meeting.

☐	Mark box at left if an address change or comment has been noted on the reverse side of this card.

Signature:	Date:

Signature:	Date: